Exhibit 10.3

Irrevocable undertaking

From:     Woodford Investment Management Limited

9400 Garsington Road

Oxford

OX4 2HN

To:          Bravo Bidco Limited (the “Offeror”)

Suite 1, 3rd Floor

11 - 12 St. James’s Square

London SW1Y 4LB

20 November, 2018

Dear Sirs,

Offer for BTG plc (the “Offeree”)

We understand that the Offeror intends to make an offer to acquire all of the issued and to be issued ordinary share capital of the Offeree at a price of 840 pence per ordinary share, substantially on the terms and subject to the conditions of the draft announcement set out in Schedule 1 to this undertaking (the “Announcement”) together with such additional terms and conditions as may be required to comply with the Applicable Requirements (the “Transaction”), such Transaction, subject as set out below, to be implemented by way of a scheme of arrangement pursuant to Part 26 of the Companies Act 2006 (the “Scheme”). This undertaking sets out the terms and conditions on which we, acting as discretionary investment manager with powers to direct the voting on shares held by certain of our investment fund clients, will vote in favour of the Scheme or, if applicable, accept the Offer when it is made.

1.             Shareholdings

We warrant to the Offeror that:

(a)           We act as discretionary investment manager on behalf of those persons named in  the second column of the table in Schedule 2 to this undertaking, and we have discretionary control in respect on investment decisions and voting over the ordinary shares of 10 pence each in the capital of the Offeree ;

(b)           the persons set out in the first column of the table in Schedule 2 to this undertaking are the registered holders and the persons set out in the second column of the table in Schedule 2 to this undertaking are the beneficial owners of  the number of ordinary shares of 10 pence each in the capital of the Offeree (the “Committed Shares”) set out in the corresponding third column of the table in Schedule 2 to this undertaking and that, save as referenced in paragraph 2.1 (a), the registered holders and beneficial holders respectively hold the shares and the beneficial interest in the shares free of any lien, charge, option, equity, encumbrance or third party rights of any kind whatsoever;

(c)           we have full power and authority to enter into this undertaking as discretionary manager, to procure the performance of the obligations under it and to control the exercise of voting rights or where applicable, procure the exercise of all votes,  in favour of the Scheme or accept the Offer in accordance with, and shall procure that any person holding Committed Shares, perform their obligations resulting from, its terms or that acceptance.

2.             Dealings and undertakings

2.1          At the date of this undertaking, we have not accepted any offer to dispose of any Committed Shares and we undertake to the Offeror that before the Transaction closes, lapses or is withdrawn (whichever is earlier), we, and any person holding the Committed Shares, shall not:

(a)           save that the Committed Shares may be subject to a security interest in favour of a lender to the beneficial owners as security for the payment and discharge of their respective obligations to such lender, sell, transfer, charge, encumber, grant any option over or otherwise dispose of any interest in any Committed Shares other than pursuant to our acceptance of the Transaction or in accordance with paragraph 2.2;

(b)           save in accordance with paragraph 2.2, accept any other offer in respect of the Committed Shares or vote in favour of any resolution to approve any scheme of arrangement of the Offeree which is proposed in competition with the Transaction, or express public support for any proposed competing offer, scheme of arrangement or other transaction which might otherwise frustrate the Transaction or any part thereof; or

(c)           (other than pursuant to the Transaction or in accordance with paragraph 2.2) enter into any agreement or arrangement, or permit any agreement or arrangement to be entered into, or incur any obligation or permit any obligation to arise or give any indication of intent:

(i)            to do any of the acts referred to in paragraphs 2.1(a) to 2.1(b) ; or

(ii)           in relation to, or operating by reference to, the Committed Shares; or

(iii)          which, in relation to the Committed Shares, would or might be reasonably likely to restrict or impede us from voting in favour of the Scheme or accepting the Offer,

and, for the avoidance of doubt, references in this paragraph 2.1(c) to any agreement, arrangement, obligation or indication of interest includes any agreement, arrangement, obligation or indication of interest whether or not legally binding or subject to any condition or which is to take effect if the Transaction closes or lapses, if this undertaking ceases to be binding or upon or following any other event.

2.2          Notwithstanding any other provision in this undertaking, we shall be permitted to sell, or procure the sale of, the Committed Shares provided that the counterparty or buyer is:

(a)           the Offeror;

(b)           any person named in Schedule 2;

(c)           any person who has executed, and delivered to the Offeror, an irrevocable undertaking in favour of Offeror in respect of the Transaction on either the same terms as, or terms which the Offeror, acting reasonably and promptly, considers to be substantially similar to and no less favourable to the Offeror than, those contained in this undertaking; or

(d)           for the purposes of rule 5.2.7(3) of the Financial Conduct Authority’s Collective Investment Sourcebook, with the prior consent of the Offeree.

2.3          We further undertake, in our capacity as discretionary investment fund manager, to ensure  that the  registered holders and beneficial owners of any Committed Shares  comply with the undertakings in paragraphs 2.1 and 2.2 in respect of the relevant Committed Shares.

2.4          Notwithstanding any other provision in this undertaking, we shall be permitted to sell, or procure the sale of the Committed Shares to the extent required by law, or to ensure compliance with rule 5.7.2 of the Financial Conduct Authority’s Collective Investment Sourcebook or any fund limits as set out in any constitutional or compliance documentation or otherwise pursuant to any order or ruling by a court or competent judicial body, or by any competent authority (under Part Vi of the Financial Services and Markets Act 2000), or any other Applicable Requirements.

3.             Undertakings in relation to the Scheme

In consideration of the Offeror’s agreement to make the offer pursuant to the Scheme, we undertake to the Offeror that:

(a)           we shall exercise, or, where applicable, procure the exercise of, all voting rights attaching to the Committed Shares to vote in favour of all resolutions  to approve the Scheme and any necessary and relevant related matters proposed at any general meeting or class meeting of the Offeree for the purposes of implementing the Transaction (including any adjournment thereof) (“General Meeting”) and at any meeting of holders of shares in the Offeree convened by the Court (including any adjournment thereof) (“Court Meeting”) to be convened and held in connection with the Transaction;

(b)           we shall exercise, or, where applicable, procure the exercise of, all rights attaching to the Committed Shares to requisition or join in the requisitioning of any general meeting of the Offeree for the purposes of voting on any resolution referred to under paragraph 3(a) above, or to require the Offeree to give notice of any such meeting, only in accordance with the Offeror’s instructions;

(c)           we shall after the posting of the circular to be sent to shareholders of the Offeree containing an explanatory statement in respect of the Scheme (the “Scheme Circular”) (and without prejudice to any right we have to attend and vote in person at the Court Meeting and the General Meeting to implement the Transaction), return, or procure the return of, if applicable, the signed forms of proxy enclosed with the Scheme Circular in respect of the Committed Shares (completed and signed and voting in favour of the resolutions to implement the Transaction) in accordance with the instructions printed on those forms of proxy and, if applicable, in respect of any Committed Shares held in uncertificated form, take or procure the taking of any action which may reasonably be required by the Offeree or its nominated representative in order to make a valid proxy appointment and give valid proxy instructions (voting in favour of the resolutions to implement the Transaction), as soon as possible and in any event by not later than the relevant proxy cut-off date as set out in Scheme Circular and we shall not amend, revoke or withdraw any such form of proxy or proxy voting instruction;

(d)           in our capacity as discretionary investment fund manager, we shall  ensure  that the registered holder of any Committed Shares comply with the undertaking in this paragraph 3 in respect of the relevant Committed Shares as if they were a party to this undertaking and so obliged;

(e)           the Offeror shall acquire the Committed Shares free of any lien, charge, option, equity or encumbrance of any nature whatsoever and together with all rights of any nature attaching to those shares;

(f)            we further undertake, if so required by the Offeror, to execute or procure the execution of all such other documents as may be necessary to give the Offeror the full benefit of this undertaking.

4.             Undertaking to accept the Offer

We undertake to the Offeror that, in the event the Transaction is implemented by way of an Offer, in consideration of the Offeror’s agreement to make the Offer we undertake to the Offeror that:

(a)           we shall procure the acceptance of the Offer in respect of the Committed Shares held as at the date of the Offer in accordance with the procedure for acceptance set out in the formal document containing the Offer (the “Offer Document”) as soon as reasonably practicable after, and in any event no later than the date falling five (5) Business Days after, the publication of the Offer Document;

(b)           we shall, in our capacity as discretionary investment fund manager,  ensure that the registered holder of any Committed Shares accept the Offer in accordance with the procedure for acceptance set out in the Offer Document not later than five (5) Business Days after the Offeror sends the Offer Document;

(c)           we shall not, without the prior written consent of the Offeror, withdraw any such acceptances of the Offer and will cause any registered holder of the Committed Shares not to do so for so long as the Offer remains open for acceptance;

(d)           on completion of the Offer, the Offeror shall acquire the Committed Shares from us free of any lien, charge, option, equity or encumbrance of any nature whatsoever and together with all rights of any nature attaching to those shares; and

(e)           in the event that the Offer is immaterially and non-substantially modified or amended, we confirm and agree that this undertaking shall continue to be binding mutatis mutandis in respect of the Committed Shares.

5.             Voting Rights

5.1          From the time the Announcement is released to the time this undertaking lapses in accordance with paragraph 10:

(a)           we shall (insofar as entitled to do so taking account of the Code) exercise or procure the exercise of the votes attaching to the Committed Shares on a Relevant Resolution only in accordance with the Offeror’s directions;

(b)           we shall exercise or procure the exercise of the rights attaching to the Committed Shares to requisition or join in requisitioning any general or class meeting of the Offeree pursuant to section 303 of the Companies Act 2006 for the purposes of considering a Relevant Resolution and to require the Offeree pursuant to section 338 of the Companies Act 2006 to give notice of such a resolution only in accordance with the Offeror’s directions;

(c)           we shall not, save as otherwise permitted by this undertaking, requisition any shareholder meeting of the Offeree without the Offeror’s prior consent; and

(d)           we shall, in our capacity as discretionary investment fund manager,  ensure that the registered holder or beneficial owner of any Committed Shares  comply with paragraphs 5.1(a) to 5.1(c) in respect of the relevant Committed Shares.

6.             Documentation and Information

6.1          We consent to:

(a)           this undertaking being disclosed to the Panel;

(b)           references to us,  the registered holder and beneficial owners (set out respectively in the first and second columns of the table Schedule 2) of any Committed Shares,  the Committed Shares held, and the particulars of this undertaking, being included in the Announcement and the Scheme Circular (or the Offer Document, if applicable), and any other announcement made, or related or ancillary document issued, by or on behalf of the Offeror in connection with the Transaction; and

(c)           this undertaking being published as required by Applicable Requirements.

6.2          We shall as soon as reasonably practicable provide you on request with all information and assistance as you may reasonably require for the preparation of the Announcement, the Scheme Circular and any other announcement to be made, or document to be issued, by or on behalf of the Offeror in connection with the Transaction in order to comply with the Applicable Requirements. We shall notify you as soon as reasonably practicable in writing of any change in the accuracy or impact of any information previously given to you pursuant to this paragraph 6.2.

7.             Secrecy

7.1          We shall keep secret:

(a)           to the extent not already publicly available, the possibility, terms and conditions of Transaction and the existence of this undertaking until the Announcement is released; and

(b)           other than those terms details in the Announcement, the terms of this undertaking until the Scheme Circular or Offer Document is published,

provided that we may disclose the same to the Offeree and its advisers if it is necessary to do so (and to the extent not already done so before the date hereof) and in which case we shall procure that they observe secrecy in the same terms. The obligations in this paragraph 7.1 shall survive termination of this undertaking.

7.2          To the extent any of the information you have given to us in relation to the Transaction is inside information for the purposes of the Market Abuse Regulation, Criminal Justice Act 1993 or the Financial Services and Markets Act 2000 we will comply with the applicable restrictions in those enactments on dealing in securities and disclosing inside information.

8.             Time of the Essence

Any time, date or period mentioned in this undertaking may be extended by mutual agreement but as regards any time, date or period originally fixed or as extended, time shall be of the essence.

9.             Unconditional and Irrevocable Obligations

Except to the extent otherwise specified, the undertakings, agreements, warranties, consents and waivers set out in this undertaking are unconditional and irrevocable.

10.          Lapse of undertaking

10.1        This undertaking, and the warranties, consents, waivers, agreements and obligations set out herein, shall lapse and automatically cease to have any effect if:

(a)           the Announcement has not been issued by 5 p.m. on 20 November 2018 or such later time and/or date as the Offeror and the Offeree may agree, being no later, in any event, than 5 p.m. on 27 November 2018;

(b)           the Scheme Circular or Offer Document is not published within 28 days of the date of release of the Announcement (or within such longer period as the Offeror, with the consent of the Panel, determines);

(c)           the Scheme or an Offer announced in implementation of the Acquisition has not become effective or been declared unconditional in all respects in accordance with the requirements of the Code (as the case may be) prior to the date first set as the Long Stop Date;

(d)           the Transaction, if made, lapses or is withdrawn as the case may be, or, if applicable, the Scheme does not become effective in accordance with its terms; or

(e)           any third party in accordance with the Code announces a firm intention to make an offer (whether made by way of an offer or a scheme of arrangement) for all shares in Offeree (not already owned by such third party), which offer provides for an amount or value of consideration of not less than 10% greater than the amount or value of consideration offered under the Transaction as at 5 p.m. (London time) on the last dealing day prior to the date of any such announcement (a “Superior Proposal”), and the Offeror does not, within five (5) Business Days of the date of the announcement of the Superior Proposal, revise the Transaction such that the cash consideration offered under the Transaction equals or exceeds the amount or value of consideration offered under the Superior Proposal as at 5 p.m. (London time) on the last dealing day prior to the date of any such revision.

10.2        If this undertaking lapses we shall have no claim against the Offeror save that any rights or liabilities under this undertaking in respect of our prior breaches shall not be affected.

11.          Interpretation

All references in this undertaking to:

(a)           “Applicable Requirements” means the Code, any decision, ruling or requirement of the Panel, any applicable law, any decision of the High Court of Justice in England and Wales, the Companies Act 2006, the rules of the Main Market of the London Stock Exchange plc, the Listing Rules, the Disclosure and Transparency Rules and Prospectus Rules made by the Financial Conduct Authority in exercise of its functions under the Financial Services and Markets Act 2000 or any decision, ruling or requirement of the Financial Conduct Authority or the requirements of the London Stock Exchange plc or any other relevant regulatory authority;

(b)           “Business Day” means a day (other than Saturday or Sunday or public or bank holiday) on which banks in the City of London are generally open for business;

(c)           “Code” means the City Code on Takeovers and Mergers issued by the Panel;

(d)           “Committed Shares” shall have the meaning given in paragraph 1(b) of this Letter. For the avoidance of doubt, Committed Shares shall include any shares beneficially held in the Offeror by any other investment fund client discretionary managed by Woodford Investment Management Limited at and from the date of this letter;

(e)           “Long Stop Date” shall have the meaning given in the Announcement;

(f)            “Offer” means, if the Transaction is to be implemented by way of a takeover offer as defined in Chapter 3 of Part 28 of the Companies Act 2006, the recommended offer to be made by or on behalf of the Offeror to acquire the entire issued and to be issued share capital of the Offeree and, where the context requires, any subsequent revision, variation, extension or renewal of such offer and includes any election available thereunder;

(g)           “Offeror’s Financial Advisers” means Barclays Bank PLC, acting through its investment bank;

(h)           “Panel” means the Panel on Takeovers and Mergers; and

(i)            “Relevant Resolution” means:

(i)            a resolution (whether or not amended) proposed at a general or class meeting of the Offeree, or at an adjourned meeting, the passing of which is necessary to implement the Transaction or which, if passed, might reasonably be expected to result in any condition of the Transaction not being fulfilled or which might impede or frustrate the Transaction in any way (including for the avoidance of doubt, any resolution to approve any scheme of arrangement in relation to the Offeree which is proposed in competition with the Transaction);

(ii)           a resolution to adjourn a general or class meeting of the Offeree whose business includes the consideration of a resolution falling within paragraph 12(h)(i); and

(iii)          a resolution to amend a resolution falling within paragraph 12(h)(i) or paragraph 12(h)(ii).

12.          Miscellaneous

12.1        Without prejudice to any other rights or remedies you may have, we agree that, if we fail to comply with any of the undertakings in paragraphs 3 or 4 or breach any of our obligations under this undertaking, damages alone would not be an adequate remedy and accordingly that an order for specific performance would be an essential element of any adequate remedy for such failure or breach.

12.2        A person who is not a party to this undertaking shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this undertaking but this does not affect any right or remedy of a third party that exists or is available apart from that Act.

12.3        We confirm that the Offeror’s Financial Advisers are not acting for us in relation to the Transaction and will not be responsible to us for providing protections afforded to their clients or advising us on any matter relating to the Transaction.

12.4        References in this undertaking to times of day are to London time.

12.5        This undertaking may be executed in any number of counterparts, each of which is an original but all of which together shall constitute the same instrument.

12.6        Nothing in this undertaking shall oblige the Offeror to make or proceed with the Transaction.

12.7        The invalidity, illegality or unenforceability of any provision of this undertaking shall not affect the continuation in force of the remainder of this undertaking.

13.          Governing Law and Jurisdiction

13.1        This undertaking and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law and we submit to the exclusive jurisdiction of the English courts for all purposes in connection with this undertaking and we waive any objection to any proceedings on the ground of venue or on the ground that the proceedings have been brought in an inconvenient forum.

IN WITNESS WHEREOF this undertaking has been executed and delivered as a deed on the date stated at the beginning of it.

EXECUTED and DELIVERED as a DEED by WOODFORD INVESTMENT MANAGEMENT LIMITED, acting as agent for and on behalf of its discretionary managed clients set out in second column of the table in Schedule 2 acting by

) ) ) )

,

/s/ Chris Martin

In the presence of:

/s/ Charles Fox

Name of Witness

Charles Fox

Address

9400 Garsington Road

Oxford Ox4 2HN

SCHEDULE 1

ANNOUNCEMENT

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SCHEDULE 2

EXISTING SHARES

Registered and Beneficial Holdings of Offeree Shares

Registered Holder	Beneficial Owner	Ordinary Shares of 10 pence each

State Street Nominees Limited	Omnis Income & Growth Fund	1,252,441
Vidacos Nominees Limited	Quilter Investors Uk Equity Income II Fund	709,834
State Street Nominees Limited	SJP UK High Income Unit Trust	7,531,357
State Street Nominees Limited	SJP Net Distribution	6,686,407
State Street Nominees Limited	SJP Ex UK Equity	3,629,617
State Street Nominees Limited	SJP UK Equity	1,443,600
Total Committed Shares		21,253,256

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